Exhibit 99.1

Sevion Therapeutics Announces 1-for-20 Reverse Stock Split

San Diego, CA – December 19, 2017 – Sevion Therapeutics, Inc. (OTCQB: SVON) (“Sevion”) today announced that the Board approved a 1-for-20 reverse stock split, to be effective 4:00 p.m. on Tuesday, December 19, 2017. The Company’s common stock will open for trading on the OTCQB Market on Wednesday, December 20, 2017 on a split-adjusted basis under the current trading symbol "SVON." The reverse stock split was approved by Sevion’s stockholders on December 7, 2017, and is intended, among other things, to increase the per share trading price of the Company's common stock to enable the Company to satisfy the minimum bid price requirement for initial listing on the NASDAQ Capital Market.

The 1-for-20 reverse stock split will automatically convert twenty current shares of Sevion’s common stock into one new share of common stock. No fractional shares will be issued in connection with the reverse stock split. Stockholders who would otherwise hold a fractional share of Sevion’s common stock will receive a cash payment in lieu thereof at a price equal to that fraction to which the shareholder would otherwise be entitled multiplied by the closing price of Sevion’s common stock on the OTCQB Market on December 18, 2017. The reverse split will reduce the number of shares of outstanding common stock from approximately 51.4 million shares to approximately 2.6 million shares. Proportional adjustments also will be made to the exercise prices of Sevion’s outstanding stock options, and to the number of shares issued and issuable under Sevion’s stock incentive plan.

American Stock Transfer & Trust Company (“AST”) will act as the exchange agent for the reverse stock split. Stockholders holding their shares electronically in book-entry form are not required to take any action to receive post-split shares. Stockholders owning shares through a bank, broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers’ particular processes, and will not be required to take any action in connection with the reverse stock split. For those stockholders holding physical stock certificates, AST will send instructions for exchanging those certificates for shares held electronically in book-entry form or for new certificates, in either case representing the post-split number of shares.

In connection with the reverse stock split, the Company's CUSIP number will change to 29014R 103 as of 4:00 pm on December 20, 2017.

About Sevion Therapeutics

Sevion Therapeutics (Company) is a biopharmaceutical company building and developing a portfolio of innovative therapeutics, from both internal discovery and acquisition, for the treatment of cancer and immunological diseases. The Company's product candidates are derived from multiple key proprietary technology platforms: cell-based arrayed antibody discovery, ultra-long antibody scaffolds and Chimerasome nanocages. Sevion has leveraged these technologies to build a pipeline of innovative product candidates. For more information, please visit SevionTherapeutics.com.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company's ability to continue as a going concern; the ability of the Company to consummate additional financings; the development of the Company's antibody technology; the approval of the Company's patent applications; the Company's ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company's research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company's products; the timing and success of the Company's preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance; and the quotation of the Company's common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company's periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts

Sevion Therapeutics, Inc.
James Schmidt, 858-909-0749
info@seviontherapeutics.com